EXHIBIT 99

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[Date]

Dear Shareholder:

     Enclosed is a new prospectus (Prospectus) for the Dividend Reinvestment and Common Share Purchase Plan (Plan) of FPL Group, Inc. This Prospectus replaces the Plan prospectus dated December 23, 2002, as supplemented, and was prepared in connection with the registration with the Securities and Exchange Commission of additional shares of common stock of FPL Group, Inc. for distribution under the provisions of the Plan.

     Although there have not been significant changes to the Plan, we recommend that you read the entire Prospectus carefully. It is suggested that this Prospectus be retained for future reference.

     Participants who are already enrolled in the Plan will continue to participate in the Plan without any further action on their part. However, if you wish to make changes to your method of participation or if you wish to enroll in the Plan, you may do so by calling Computershare Trust Co., Inc. at 1-888-218-4392.

     We would like to emphasize that participation in the Plan is entirely voluntary. We value you as a shareholder and are pleased that we can offer this service to you.

Sincerely,